Exhibit  11.  Statement  Re  Computation  of  Per  Share  Earnings
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BRYLANE  INC.
COMPUTATION  OF  PER  SHARE  EARNINGS
(Unaudited)
                                                           Thirteen Weeks Ended            Thirty-nine  Weeks Ended
												  ------------------------------------ -----------------------------------
                                                  October 31, 1998   November 1, 1997  October 31, 1998  November 1, 1997
												  -----------------  ----------------- ----------------- -----------------
Computation of Basic Earnings Per Share
------------------------------------------------

Net income                                        $         (5,734)  $         16,848  $         18,547  $         32,972

Weighted average number of basic shares
     outstanding                                        17,888,736         19,178,347        18,073,557        19,373,746

Basic earnings per share                          $          (0.32)  $           0.88  $           1.03  $           1.70


Computation of Diluted Earnings Per Share
------------------------------------------------

Net income                                        $         (5,734)  $         16,848  $         18,547  $         32,972
Add:  Interest on convertible debt, net of
     income taxes                                               --                179                --               557
												  -----------------  ----------------- ----------------- -----------------
Adjusted net income                               $         (5,734)  $         17,027  $         18,547  $         33,529

Weighted average number of basic shares
     outstanding                                        17,888,736         19,178,347        18,073,557        19,373,746

     Add:
     Issuance of shares upon conversion of
          convertible redeemable preferred stock                --             75,000            32,870            75,000
     Incremental shares from assumed exercise
          of options                                        61,020            453,403           204,486           362,789
     Issuance of shares upon the conversion
          of the convertible note                               --            374,365            48,774           374,365
												  -----------------  ----------------- ----------------- -----------------
Total weighted average number of dilutive
     shares                                             17,949,756         20,081,115        18,359,687        20,185,900

Diluted earnings per share                        $          (0.32)  $           0.85  $           1.01  $           1.66
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